EXHIBIT 10.4

PROMISSORY NOTE

$417,762.00	Bartonville, Texas	August 14th, 2013

FOR VALUE RECEIVED and WITHOUT GRACE, in the installments hereinafter provided, the undersigned ("Maker") promises to pay to the order of GARY BRYANT ("Payee") the sum of Four Hundred Seventeen Thousand Seven Hundred Sixty Two AND NO/100 ($417,762.00).

Reference is here made to that certain Loan Agreement of even date between Maker and Payee (as amended from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the same meanings as in the Loan Agreement.

Except as provided in the immediately following sentence, interest shall accrue under this Note at the rate of Eight Per Cent (8.0%) per annum. Should default occur in the payment of this Note and Payee demand immediate payment of this Note, the outstanding principal balance hereof shall bear interest at a rate equal to twelve percent (12.0%) per annum, calculated on the basis of a year consisting of sixty-five (365) or three hundred sixty-six (366) days, as the case may be, until paid in full.

It is the intention of Maker and Payee to comply strictly with all applicable usury laws as in effect from time to time; and there is no intention to contract for, nor shall there ever be collected, charged or received on this Note, interest in excess of that which would accrue and be payable on the basis of the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code, as amended, Maker agrees that the maximum rate to be charged shall be the "weekly rate ceiling" as defined in said Chapter 303; provided that Payee may also rely on alternative maximum rates of interest under other applicable laws, if greater.

All payments of principal and interest are payable in lawful money of the United States of America to Payee at its offices in Dallas, Dallas County, Texas as set forth in the Loan Agreement.

Each payment of principal hereunder by Maker shall be recorded by Payee on its books and, prior to any transfer of this Note, may be endorsed by Payee on a schedule attached hereto or any continuation thereof or on any separate record maintained by Payee. Failure to make any such notation or to attach a schedule shall not affect any of Payee’s or Maker’s rights or obligations in respect of the Loans evidenced by this Note or affect the validity of such transfer by Payee of this Note.

If under any circumstances the aggregate amounts paid on this Note include amounts which by Law are deemed interest and which would exceed the maximum non-usurious amount of interest which could lawfully have been collected on this Note, Maker stipulates that such payment and collection will have been and will be deemed to have been the result of mathematical error on the part of both Maker and Payee or the holder of this Note, and the party receiving such excess payments shall promptly refund the amount of such excess (to the extent only of such interest payments above the maximum non-usurious amount which could lawfully have been collected and retained) upon discovery of such error by the party receiving such payment or notice thereof from the party making such payment.

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The principal indebtedness evidenced by this Note shall be payable in accordance with that certain amortization schedule which is attached to the Loan Agreement as Exhibit “A”.

If default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or collected through probate or bankruptcy proceedings, or if suit is brought on the same, Maker agrees to pay reasonable attorneys' fees and other costs of collection.

Maker and any and all endorsers, guarantors and sureties severally waive notice (including, without limitation, notice of intention to accelerate maturity and/or notice of acceleration of maturity), demand, presentment for payment, protest and the filing of suit hereon for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to them or any of them. Maker acknowledges and understands that under the Laws of the State of Texas, unless waived, Maker has the right to notice of intent to accelerate the indebtedness evidenced by this Note, the right to notice of the actual acceleration of the indebtedness evidenced by this Note, and the right to presentment of this Note by demand for payment. Maker acknowledges that it understands that it can waive these rights and by Maker's execution of this Note it agrees to waive its right to notice of intent to accelerate, its right to notice of acceleration, and its right to presentment or other demand for payment.

Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) the failure to make any payment required hereunder within five business days of Maker’s receipt of written notice of non-payment, or (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, (C) the Maker shall make an assignment for the benefit of his creditors, (D) the Maker shall admit in writing its inability to pay its debts generally as they become due, (E) the Maker shall consent to the appointment of a receiver, trustee, or by the order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Maker or of any substantial part of its property shall not have been discharged within a period of sixty (60) days, (F) by decree of such a court, the Maker shall be adjudicated bankrupt or insolvent or any substantial part of the property of the Maker shall have been sequestered and such degree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof, or (G) an involuntary bankruptcy reorganization petition pursuant to any Bankruptcy Law shall be filed against the Maker (and, in the case of any such petition filed pursuant to any provision of a statute which requires the approval of such petition by a court, shall be approved by such a court) and shall not be dismissed within sixty (60) days after such filing.

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Acceleration Upon Event of Default or Change in Control. Upon the occurrence of an Event of Default specified in Section 5 above, the entire Principal Amount and all Interest shall, at the option of Payee evidenced by a written notice to Maker, become immediately due and payable, without further presentment, notice or demand for payment.

Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

This Note is secured by Security Documents that encumber Maker’s interest in certain Collateral described in the Loan Agreement.

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WEST TEXAS RESOURCES, INC.

By:	/s/ Stephen E. Jones
Stephen E. Jones
President

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